UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

     Nowling                         Eric                 M.
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   (Last)                           (First)             (Middle)

                     80 Arkay Drive, P.O. Box 18047
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                                    (Street)

   Hauppauge                          NY                 11788
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

     10/01/02
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)


     Vice President, Controller and Chief Accounting Officer
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.         3.            Disposed of (D)                 Owned          Form:     7.
                         2.            Deemed      Transaction   (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Trans-        Execution   Code          ----------------------------    Reported       (D) or    Indirect
1.                       action        Date, if    (Instr. 8)                   (A)              Transaction(s) Indirect  Beneficial
Title of Security        Date          any         ------------                 or               (Instr. 3 &    (I)       Ownership
(Instr. 3)               (mm/dd/yy)    (mm/dd/yy)   Code    V      Amount       (D)    Price     Instr.4)      (Instr.4)  (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             04/04/02                   A              223          A      --                       D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             06/03/02                   A              174          A      --                       D
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Common Stock             10/01/02                   A              244          A      --        11,645         D
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                                                                                                 5,750          I         By Trust*
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====================================================================================================================================

Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

* Held in Incentive Savings & Retirement Plan as of 10/01/02


/s/ Eric M. Nowling                                             10-01-02
---------------------------------------------               ------------------
   **Signature of Reporting Person                                Date

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*  If the form is  filed  by more than one  reporting  person,  see  Instruction
   4(b)(v).

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If pace is insufficient, see Instruction 6 for procedure.


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